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                                                                    EXHIBIT 3.01


                               State of Delaware                       PAGE 1

                        Office of the Secretary of State

                       ----------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "ALLOS THERAPEUTICS, INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF OCTOBER, A.D. 1999, AT 11:30 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.




                                       /s/ EDWARD J. FREEL
                           [SEAL]      -----------------------------------------
                                       Edward J. Freel, Secretary of State


2644310    8100

                                         AUTHENTICATION:          0004259
991415069
                                                   DATE:          10-01-99



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                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            ALLOS THERAPEUTICS, INC.

     Allos Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is Allos Therapeutics, Inc. The corporation was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of State on July 17, 1996.

     B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the corporation.

     C. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                   ARTICLE I.

     The name of this corporation is Allos Therapeutics, Inc.

                                  ARTICLE II.

     The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III.

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.



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                                   ARTICLE IV.

     The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 76,660,000 shares. 50,000,000 shares shall be Common Stock with a par value of $0.001 per share and 26,660,000 shares shall be Preferred Stock with a par value of $0.001 per share. Five million (5,000,000) shares of Preferred Stock are designated Series A Preferred Stock, five million fifty thousand (5,050,000) shares of Preferred Stock are designated Series B Preferred Stock, and sixteen million six hundred ten thousand (16,610,000) shares of Preferred Stock are designated Series C Preferred Stock.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (a) The number of shares constituting that series and the distinctive designation of that series;

         (b) The dividend rate on the share of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (h) Any other relative rights, preferences and limitations of that series.

     Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

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                                    ARTICLE V.

     The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the Preferred Stock are as follows:

     1. Dividends.

        (a) The holders of shares of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than a dividend payable in Common Stock) on the Common Stock or other equity securities of the corporation, at the annual rate of seven cents ($0.07), eleven and two-tenths cents ($0.112) and twelve and sixty-seven hundredths cents ($0.1267) per share (as adjusted for any combinations, consolidations or stock distributions or dividends with respect to such shares), respectively, payable in cash if, as and when declared by the Board of Directors quarterly on January 1, April 1, July 1 and October 1 of each year. Such dividends shall accrue on each share from the date of issuance of such share, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current quarterly period, at the annual rates specified above, shall not have been paid or declared and a sum sufficient for payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or set apart for the Common Stock or any other equity securities of the corporation. Any accumulation of dividends on the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall not bear interest.

        (b) No dividend shall be paid or declared, and no distribution shall be made on the shares of any series of Preferred Stock unless at the same time a proportionate dividend, which shall be ratable in proportion to the respective annual dividend rates fixed therefor, shall be paid or declared and set apart for the shares of every other series of Preferred Stock. Unless full cumulative dividends (as provided in Section 1(a) hereof) on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment hereof set apart: (i) no dividend whatsoever (other than a dividend payable in Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock or other equity security of the corporation, and (ii) no shares of Common Stock or other equity security shall be purchased, redeemed or acquired by the corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof, except from employees or consultants of the corporation upon termination of employment or services, pursuant to the terms of restricted stock agreements entered into with such employees or consultants providing for the repurchase of such shares of Common Stock at cost.

        (c) After full cumulative dividends (provided in Section 1(a) hereof) on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock for all past dividend periods and the then current dividend period have been paid or declared and a sum sufficient for the payment thereof set apart, dividends or distributions (other than a dividend payable in Common Stock) may be declared and paid upon shares of Common Stock in any fiscal year of the corporation, but only if the holders of Series A Preferred Stock, Series B Preferred Stock and Series

                                       -3-

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C Preferred Stock shall be entitled to receive dividends, at the same time as such dividends are paid on Common Stock, in an amount equal to the dividends that would be payable on such number of shares of Common Stock into which such shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock are convertible on the record date for such dividends.

     2. Liquidation Preference.

        (a) In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, distributions to the stockholders of the corporation shall be made in the following manner: The holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be entitled to receive the greater of:

            (i) prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock, by reason of their ownership of such stock, the amount of $1.00 per share for each share of Series A Preferred Stock, $1.60 per share for each share of Series B Preferred Stock and $1.81 per share for each share of Series C Preferred Stock, as the case may be, then held by them, in each case, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all accrued but unpaid dividends on such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively (the "Liquidation Value" for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively); provided, however, that if the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the full Liquidation Value each such holder is otherwise entitled to receive in accordance with the preceding sentence; and

            (ii) concurrently with any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock, the amount such holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock would have been entitled to receive, by reason of their ownership of Common Stock, if such holders had converted their shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution, or winding up of the corporation.

        (b) For purposes of this Section 2, a merger, reorganization or consolidation of the corporation in which the corporation's stockholders immediately prior to such transaction possess less than 50% of the voting securities of the surviving, continuing or purchasing entity (or parent, if any) immediately after the transaction or the sale of all or substantially all of the assets of the corporation, shall be treated as a liquidation, dissolution or winding up of the corporation.

        (c) The fair value of the assets or property to be distributed in such event shall be determined in good faith by the Board of Directors of the corporation.

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        (d) If, upon the completion of the distributions contemplated by paragraphs (a) and (b) of this Section 2, assets remain in the corporation, the remaining assets legally available for distribution, if any, shall be divided ratably among the holders of the corporation's Common Stock.

     3. Voting Rights.

        (a) General Voting Rights. Except as otherwise provided herein and in
Section 5 hereof, and except as otherwise required by law, the holder of each share of Common Stock issued and outstanding shall have one vote per share and the holder of each share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall be entitled to the number of votes equal to the number of shares of Common Stock into which such holder's shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively, could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or required by law), such votes to be counted together with all other shares of stock of the corporation having general voting power and not separately as a class. Holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation. Fractional votes by the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively, held by each holder could be converted) shall be rounded to the nearest lower whole number.

        (b) The Board of Directors shall consist of nine (9) members. The holders of the Series A Preferred Stock and the Series B Preferred Stock, voting together as a single class, shall be entitled to elect two (2) members of the Board of Directors. The holders of the Series C Preferred Stock, voting as a class, shall be entitled to elect three (3) members of the Board of Directors. The holders of Common Stock, voting as a class, shall be entitled to elect one
(1) member of the Board of Directors. The holders of Preferred Stock and Common Stock, voting together as a class, shall be entitled to elect three (3) directors.

        (c) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of preferred stock or Common Stock pursuant to the second, third and fourth sentences in Section 3(b) hereof, the remaining director or directors so elected by the holders of the Preferred Stock or Common Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of that class) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Preferred Stock or Common Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Preferred Stock or Common Stock that elected such director, as the case may be.

                                      -5-

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     4. Conversion. The holders of the Preferred Stock have conversion rights as follows the ("Conversion Rights"):

        (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the initial Conversion Price of such series of Preferred Stock by the Conversion Price of such series of Preferred Stock then in effect. The initial Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be $1.00, $1.60 and $1.81, respectively. The Conversion Price of each series of Preferred Stock shall be subject to adjustment as hereinafter provided. No amount shall be payable by a stockholder in respect of the conversion of any share of Preferred Stock. Hereinafter, the term "Conversion Price" shall refer to the Series A Conversion Price and/or the Series B Conversion Price and/or the Series C Conversion Price, as the case may be.

        (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into one or more share(s) of Common Stock at the then-effective Conversion Price for such share of Preferred Stock in the event of the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of Common Stock for the account of the corporation and/or selling stockholders to the public at a price per share of not less than $5.43 per share (appropriately adjusted for any recapitalization, stock split, stock dividend or the like) and resulting in aggregate proceeds to the corporation and/or the selling stockholders of not less than $15,000,000.

        (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional shares to which the holder would be otherwise entitled, pay cash equal to the fair market value of such fraction on the date of conversion, as determined in good faith by the Board of Directors.

     Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock,
(i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and (ii) cash or a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Stock to be converted or upon the effective date of any condition stated in the conversion notice, or, in the case of conversion at the option of the corporation, on the date of closing of the public offering described in Section 4(b), and

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the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion shall be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately upon the closing of such sale of securities. Upon conversion of any shares of Preferred Stock under this Section 4, the corporation shall not pay any dividends accrued under Section 1(a) but remaining unpaid at the time of conversion.

        (d) Adjustments to Conversion Price for Diluting Issues.

            (i) Special Definitions. For purposes of this Article V, the following definitions shall apply:

                (1) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                (2) "Original Issue Date" shall mean the date a security of the corporation is issued.

                (3) "Convertible Securities" shall mean any evidence of indebtedness, shares (other than the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock authorized herein) or other securities convertible into or exchangeable for Common Stock.

                (4) "Additional Common Shares" shall mean all Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the corporation after this Certificate of Incorporation is filed with the State of Delaware ("Filing Date"), other than Common Stock issued or issuable at any time:

                     (A) upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock authorized herein;

                     (B) to officers, directors and employees of, and consultants to, the corporation to be designated and approved by the Board of Directors, but not exceeding 3,650,000 shares of Common Stock (net of purchases of such shares or cancellations or expirations of options), subject to adjustment for all subdivisions and combinations;

                     (C) as a dividend or distribution on Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

                     (D) by way of dividend or other distribution on Common Stock excluded from the definition of Additional Common Shares by the foregoing clauses (A), (C) or this clause (D); or

                     (E) to providers of lease financing to the corporation who hold Convertible Securities under any agreement or arrangement approved by the disinterested members of the Board of Directors of the corporation.

            (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of any share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be made in respect of the issuance or deemed issuance of Additional Common Shares unless the consideration per share (determined in accordance with Section 4(d)(v)) for an Additional Common Share issued or deemed to be issued by the corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue or deemed issue, for such share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

            (iii) Deemed Issuance of Additional Common Shares.

                  (1) Options and Convertible Securities. In the event the corporation, at any time or from time to time after the Filing Date, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Common Shares are deemed to be issued:

                      (A) no further adjustment in the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                      (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                      (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect

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thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

                          (I) in the case of Convertible Securities or Options
for Common Stock, the only Additional Common Shares issued were Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange; and

                          (II) in the case of Options for Convertible
Securities, the only Convertible Securities issued were Convertible Securities, if any, actually issued upon the exercise of such Options, and the consideration received by the corporation for the Additional Common Shares deemed to have been issued was the consideration actually received by the corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

                      (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock to an amount which exceeds the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock immediately prior to the original adjustment; and

                      (E) in the case of any Options which expire by their terms not more than 60 days after the date of issuance thereof, no adjustment of the Conversion Price for any series of Preferred Stock shall be made until the expiration or exercise of all such Options.

                  (2) Stock Dividends. In the event the corporation, at any time or from time to time after the Original Issue Date of a security, shall declare or pay any dividend on the Additional Common Shares payable in shares of Common Stock, then and in any such event, Additional Common Shares shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend for purposes of adjusting the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock; provided, however, that if such record date is fixed and such dividend is not fully paid, the only Additional Common Shares deemed to have been issued shall be the number of shares of Common Stock actually issued as of the close of business on such record date, and such Conversion Price shall be recomputed accordingly.

             (iv) Adjustment of Conversion Price Upon Issuance of Additional Common Shares. In the event the corporation, at any time after the Original Issue Date of Preferred Stock, shall issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per shares less than the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred

Stock, as the case may be, in effect on the date of and immediately prior to such issuance, then and in such event, the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Common Shares so issued would purchase at such Conversion Price and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Common Shares so issued; provided that, for the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon exercise of outstanding Options, and on conversion of outstanding Convertible Securities and Preferred Stock shall be deemed to be outstanding.

             (v) For purposes of this Section 4(d), the consideration received by the corporation for the issuance of any Additional Common Shares shall be computed as follows:

                 (1) Cash and Property. Such consideration shall:

                     (A) insofar as it consists of cash be computed at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                     (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board of Directors; and

                     (C) in the event Additional Common Shares are issued together with other shares or securities or other assets of the corporation for consideration so received, computed as provided in clause (A) and (B) above, as determined in good faith by the Board of Directors.

                 (2) Options and Convertible Securities. The consideration per share received by the corporation for Additional Common Shares deemed to have been issued pursuant to Section 4(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing:

                     (x) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

                      (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein or a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (3) Stock Dividends. Any Additional Common Shares deemed to have been issued relating to stock dividends shall be deemed to have been issued for no consideration.

             (vi) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding Common Stock shall be subdivided (by split or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect for each series of Preferred Stock shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price, then in effect for each series of Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

             (vii) Adjustments for Other Distributions. In the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or other property of the corporation other than Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities and other property of the corporation which they would have received had their shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities and other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

             (viii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect for each of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, that number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock immediately before that change.

         (e) No Impairment. The corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but shall at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock against impairment.

         (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock pursuant to this
Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

         (g) Notices of Record Date. In the event that the corporation shall propose at any time:

             (i) to declare any dividend or distribution upon its Common Stock, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

             (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

             (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

             (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the corporation shall send to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock:

                  (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                  (2) in the case of the matters referred to in (iii) and (iv) above, in the event a record date is taken with respect to any such matter, at least 20 days' prior written notice of such record date or, if no such record date is taken, at least 25 days' prior written notice of the date when such matters shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock at the address for each such holder as shown on the books of the corporation.

         (h) Issue Taxes. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of any Preferred Stock pursuant hereto; provided, however, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         (i) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

     5. Protective Provisions.

         (a) Unless otherwise provided in this Section 5, in addition to any other rights provided by law, so long as at least 500,000 shares of Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the affirmative vote or written consent of both the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding shares of Series C Preferred Stock, voting as a class:

             (i) amend or repeal any provision of, add any provision to, or waive any provision of, the corporation's Certificate of Incorporation or Bylaws;

             (ii) alter or change the preferences, rights, privileges or powers of or the restrictions provided for the benefit of the Preferred Stock;

             (iii) authorize or issue shares of any class or series of stock having any preference or priority as to dividends or assets superior to or on parity with any such preference or priority of the Preferred Stock;

             (iv) reclassify any shares of Common Stock or any other shares of the corporation other than the Preferred Stock (such shares are hereinafter referred to as "Junior Shares") into shares having any preference or priority as to dividends or assets superior to or on parity with any such preference or priority of the Preferred Stock;

             (v) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock otherwise than by conversion in accordance with Section 4 hereof;

             (vi) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock, except from employees or consultants of the corporation upon termination of employment or services, pursuant to the terms of restricted stock agreements entered into with such employees or consultants providing for the repurchase of such shares of Common Stock at cost;

             (vii) liquidate, dissolve, recapitalize or reorganize the corporation;

             (viii) authorize or approve any transaction or series of transactions contemplated by Section 2(b) hereof; or

             (ix) unless approved by a majority of the directors who are not employees of the corporation, make any transaction or commitment, or enter into any contract or agreement relating to its assets, properties or businesses (including the acquisition, sale, disposition or abandonment of any assets, properties or businesses) or relinquish any contract or other right, in either case, material to the business of the corporation considered as a whole, other than transactions and commitments in the ordinary course of business.

         (b) So long as at least 500,000 shares of Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding shares of Preferred Stock, pay or declare any dividend on any Junior Shares (except dividends payable solely in shares of Common Stock).

         (c) So long as at least 500,000 shares of any series of Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least sixty percent (60%) of the outstanding shares of such series of Preferred Stock, amend Article V, Section 4(d)(i)(4)(B) of this Certificate of Incorporation to increase the number of shares of Common Stock excluded thereby from the definition of Additional Common Shares as it relates to the applicability to such series of Preferred Stock of the provisions of Section 4(d)(iv) with respect to an issuance of Additional Common Shares of the kind contemplated by Article V,
Section 4(d)(i)(4)(B) of this Certificate of Incorporation.

                                   ARTICLE VI.

     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

                                  ARTICLE VII.

     The corporation is to have perpetual existence.

                                  ARTICLE VIII.

     1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2. Indemnification. The corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

     3. Amendments. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                   ARTICLE IX.

     In the event any shares of Preferred Stock shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by the corporation.

                                   ARTICLE X.

     1. Number of Directors. The number of directors that constitutes the whole Board of Directors of the corporation shall be designated in Article V, Section 3 of this Certificate of Incorporation or, if no such designation is made in such Article V, Section 3, then as designated in the Bylaws of the corporation.

     2. Election of Directors. Elections of directors shall be in accordance with Article V, Section 3 of this Certificate of Incorporation and with the Bylaws of the corporation.

                                   ARTICLE XI.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

                                  ARTICLE XII.

     Immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of the corporation's securities (as that term is defined under the Securities Act of 1933, as then in effect), no action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of the corporation and no action shall be taken by the stockholders by written consent.

                                  ARTICLE XIII.

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

     IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Stephen J. Hoffman, its President, and attested by J. Casey McGlynn, its Assistant Secretary, this 30th day of September 1999.

                                       ALLOS THERAPEUTICS, INC.


                                       By: /s/ STEPHEN J. HOFFMAN
                                           -------------------------------------
                                           Stephen J. Hoffman, President


ATTEST:


/s/ J. CASEY MCGLYNN
-------------------------------------
J. Casey McGlynn, Assistant Secretary